EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
HPS Corporate Capital Solutions Fund
(Name of Issuer)
HPS Corporate Capital Solutions Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$66,288,237(1)	0.0001381	$9,154.41(2)
Fees Previously Paid
Total Transaction Valuation	$66,288,237(1)
Total Fees Due for Filing			$9,154.41(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$9,154.41(2)

(1)
Calculated as the aggregate maximum purchase price for common shares of beneficial interest (the "Shares") of HPS Corporate Capital Solutions Fund (the "Fund"), based upon the net asset value per Share as of June 30, 2026, of $26.91. This amount is based upon the offer to purchase up to 2,463,331 Shares, par value $0.01 per Share, of the Fund.

(2)
Calculated at $138.10 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by the Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026.